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                                                                       EXHIBIT 5


                                   May 8, 1998


Media 100 Inc.
290 Donald Lynch Boulevard
Marlboro, MA 01752-4748


Ladies and Gentlemen:


       This opinion is being furnished in connection with a registration statement on Form S-8 and all exhibits thereto (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 200,000 shares of Common Stock, par value $.01 per share (the "Shares"), of Media 100 Inc., a Delaware corporation (the "Company"). The Shares are to be issued pursuant to the Company's 1986 Employee Stock Purchase Plan (1992) (the "Plan").

       I am General Counsel of the Company and am familiar with the action taken by the Company in connection with the Plan. For purposes of this opinion, I have examined the Registration Statement, the Plan and such other documents, records, certificates and other instruments as I have deemed necessary.

       I express no opinion as to the applicability of, compliance with or effect of federal law or the law of any jurisdiction other than the General Corporation Law of the State of Delaware.

       Based on the foregoing, I am of the opinion that, when the Shares have been issued and sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable. The foregoing opinion assumes that the per share consideration received by the Company for the Shares will exceed the par value of the Company's Common Stock.

       I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

       It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                             Very truly yours,


                                             /s/ Craig Barrows
                                             --------------------------------
                                             Craig Barrows
                                             General Counsel of Media 100 Inc.